Exhibit 99.3

KOHLBERG CAPITAL CORPORATION (the "Company")
STATEMENT REGARDING PREMIUMS PAID

The Company has paid premiums under its single insured bond for the period from August 19, 2009 through August, 19 2010.

Kohlberg Capital Corporation

By: /s/ Michael I. Wirth
Dated: August 28, 2009	Michael I. Wirth
Chief Financial Officer